EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
SECOND QUARTER OF FISCAL 2010

BOISE, Idaho, March 31, 2010 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its second quarter of fiscal 2010, which ended March 4, 2010. For the second quarter of fiscal 2010, the company had net income attributable to Micron shareholders of $365 million, or $0.39 per diluted share, on net sales of just under $2 billion. These results compare to net income of $204 million, or $0.23 per diluted share, on net sales of $1.74 billion for the first quarter of fiscal 2010 and a net loss of $763 million, or $0.99 per diluted share, on net sales of $1.0 billion for the second quarter of fiscal 2009. Amounts and presentations for periods prior to fiscal 2010 have been recast for the effects of the adoption of new accounting standards for convertible debt and noncontrolling interests.

“Micron positioned itself well during the recession. The company’s results are starting to reflect the combination of an improving market, strong operational performance, advanced technology and a broad product portfolio,” said Steve Appleton, Micron Chairman and CEO.

Revenue from sales of DRAM products increased 24 percent in the second quarter of fiscal 2010 compared to the first quarter of fiscal 2010 due to a 17 percent increase in unit sales volume and a 7 percent increase in average selling prices. Revenue from sales of NAND Flash products were down slightly in the second quarter compared to the first quarter due to a slight decrease in average selling prices. The company’s gross margin on sales of memory products improved from 27 percent in the first quarter to 35 percent in the second quarter due to both an overall increase in average selling prices as well as decreases in manufacturing costs.

The company generated $804 million in cash flows from operations in the second quarter of fiscal 2010 and ended the quarter with cash and investments of approximately $1.9 billion.

The company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the company’s Web site until March 31, 2011. A taped audio replay of the conference call will also be available at (706) 645-9291 (conference number: 63044542) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on April 7, 2010.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAM, NAND Flash memory, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Mar. 4,	Dec. 3,	Mar. 5,	Mar. 4,	Mar. 5
	2010	2009	2009	2010	2009

Net sales	$1,961	$1,740	$993	$3,701	$2,395
Cost of goods sold (1)	1,319	1,297	1,260	2,616	3,111
Gross margin	642	443	(267)	1,085	(716)
Selling, general and administrative	100	97	90	197	192
Research and development	148	137	168	285	346
Restructure (2)	(1)	(1)	105	(2)	39
Other operating (income) expense (3)	(20)	9	79	(11)	88
Operating income (loss)	415	201	(709)	616	(1,381)
Interest income (expense), net	(44)	(45)	(43)	(89)	(74)
Other non-operating income (expense) (4)	(1)	56	(1)	55	(11)
Income tax (provision) benefit (5)	(4)	7	(5)	3	(18)
Equity in net income (losses) of equity method investees	13	(17)	(56)	(4)	(61)
Net (income) loss attributable to noncontrolling interests	(14)	2	51	(12)	64
Net income (loss) attributable to Micron	$365	$204	$(763)	$569	$(1,481)

Earnings (loss) per share:
Basic	$0.43	$0.24	$(0.99)	$0.67	$(1.91)
Diluted	0.39	0.23	(0.99)	0.61	(1.91)

Number of shares used in per share calculations:
Basic	847.6	846.3	773.9	847.0	773.6
Diluted	1,005.3	1,000.7	773.9	1,003.1	773.6

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Mar. 4,	Dec. 3,	Sep. 3,
	2010	2009	2009

Cash and short-term investments	$1,870	$1,565	$1,485
Receivables	1,072	1,091	798
Inventories (1)	1,075	1,037	987
Total current assets	4,089	3,769	3,344
Property, plant and equipment	6,525	6,876	7,089
Total assets	11,952	11,726	11,459

Accounts payable and accrued expenses	1,040	1,059	1,037
Current portion of long-term debt	725	618	424
Total current liabilities	2,247	2,242	1,892
Long-term debt (6)	1,994	2,143	2,379

Total Micron shareholders’ equity	5,602	5,195	4,953
Noncontrolling interests in subsidiaries (7)	1,816	1,896	1,986
Total equity	7,418	7,091	6,939

	Six Months Ended
	Mar. 4,	Mar. 5,
	2010	2009

Net cash provided by operating activities	$1,130	$698
Net cash used for investing activities	(263)	(618)
Net cash used for financing activities	(482)	(391)

Depreciation and amortization	977	1,157
Expenditures for property, plant and equipment	(155)	(375)
Payments on equipment purchase contracts	(136)	(98)
Net distributions to noncontrolling interests	(172)	(444)

Noncash equipment acquisitions on contracts payable and capital leases	232	175

The company’s first six months of fiscal 2010 and 2009 contained 26 weeks and 27 weeks, respectively.

(1)
The company’s results of operations for second quarter and first six months of fiscal 2009 include charges of $234 million and $603 million to write down the carrying value of work in process and finished goods inventories of memory products (both DRAM and NAND Flash) to their estimated market values.

(2)
In the second quarter of fiscal 2009, in response to a sustained severe downturn in the semiconductor memory industry and global economic conditions, the company announced that it would phase out all remaining 200mm wafer manufacturing operations at its Boise, Idaho facility. In the first quarter of fiscal 2009, the company announced a restructuring of its memory operations. As part of the restructure announced in the first quarter, IM Flash Technologies (“IMFT”), a joint venture between the company and Intel Corporation, terminated its agreement with the company to supply NAND Flash memory from the company’s Boise facility, reducing IMFT’s NAND Flash production by approximately 35,000 200mm wafers per month. As a result of these actions, the company recorded charges of $105 million and $39 million in the second quarter and first six month of fiscal 2009, respectively. Charges in other periods presented were de minimus.

(3)
Other operating income in the second quarter of fiscal 2010 includes $11 million of receipts from the U.S. government in connection with anti-dumping tariffs. Other operating expense in the first quarter of fiscal 2010 includes losses of $21 million from changes in currency exchange rates. Other operating expense in the second quarter and first six months of fiscal 2009 includes losses of $29 million and $43 million, respectively, on disposals of semiconductor equipment.

In the second quarter of fiscal 2009, the company determined that the goodwill associated with its Imaging segment was impaired and wrote off all of the $58 million of goodwill associated with the segment as of March 5, 2009.

(4)
Other non-operating income in the first quarter of fiscal 2010 includes a gain of $56 million recognized in connection with the August 2009 issuance of common shares in a public offering by Inotera Memories, Inc. (“Inotera”) – an investment accounted for by company under equity method – at a price equal to $16.02 New Taiwan dollars per common share (approximately $0.49 U.S. dollars per share at the time of issuance). As a result of the issuance, the company’s interest in Inotera decreased from 35.5% to 29.8%.

(5)
Income taxes primarily reflect taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. Taxes attributable to U.S. operations in fiscal 2010 and 2009 were substantially offset by changes in the valuation allowance.

(6)
In the first quarter of fiscal 2010, the company adopted the FASB’s new accounting standard for convertible debt instruments that may be settled in cash upon conversion. The new standard was applicable to the company’s $1.3 billion 1.875% convertible senior notes issued in May, 2007 and requires the liability and equity components of such instrument be accounted for separately in a manner such that interest cost will be recognized at a nonconvertible debt borrowing rate in periods subsequent to the issuance of the instrument. Amounts prior to fiscal 2010 have been recast for this adoption. In connection therewith, as of the issuance date of the $1.3 billion convertible debt, there was a decrease in the carrying value of the debt of $402 million, an increase in the carrying value of additional capital of $394 million and a decrease in the carrying value of deferred debt issuance costs (included in other noncurrent assets) of $8 million. In addition, through fiscal 2009, there was a decrease in retained earnings of $94 million and accretion of the carrying value of long-term debt of $107 million as a result of the new standard.

(7)
In the first quarter of fiscal 2010, the company adopted the FASB’s new accounting standard for noncontrolling interests. The new standard requires noncontrolling interests be reported as a separate component of equity and that net income or loss attributable to the parent and noncontrolling interests be separately identified in the statement of operations. Amounts prior to fiscal 2010 have been recast for this adoption.